EXHIBIT 99

Contacts:	Valerie Brodie
Sr. Director, Investor Relations
949/585-4293
vbrodie@epicor.com

Epicor Reports Software License Revenue, Total Revenue and

Earnings Growth for Third Quarter 2003

Year over Year Increase in License Revenues of 38% Drives Strong Performance

IRVINE, Calif., October 22, 2003—Epicor Software Corporation (NASDAQ: EPIC), a leading provider of integrated enterprise software solutions for the midmarket, today reported its financial results for the third quarter and nine months ended September 30, 2003.

Total revenues for the quarter were $40.3 million, up 19% compared to $34.0 million for the third quarter 2002. Software license revenue totaled $9.4 million, up over 38% compared to $6.8 million for the same quarter a year ago. Consulting and maintenance revenues totaled $30.4 million for the third quarter 2003 up over 14% compared to $26.6 million during the third quarter 2002.

Total revenues for the nine months ended September 30th, 2003 were $111.4 million compared with the nine months ended 2002 at $106.7 million. Software license revenues for the nine-month period were $26.7 million compared with $24.4 in the prior year period. Consulting and maintenance revenues for the nine-month period were $83.1 million compared with $80.3 million for the same period 2002.

GAAP net income for the third quarter 2003 was $1.8 million or $0.04 per diluted share. This net income result compares to a net loss for the third quarter 2002 of $1.4 million or $0.03 per diluted share. For the third quarter of 2003, adjusted earnings were $4.7 million or $0.09 per diluted share, compared to adjusted earnings of $572,000 or $0.01 per diluted share for the third quarter of 2002. Adjusted earnings exclude amortization of capitalized software development costs and acquired intangible assets, stock-based compensation expense and restructuring charges.

GAAP net income for the nine months ended September 30, 2003 was $5.5 million or $0.11 per diluted share compared with a net loss of $5.1 million or $0.12 per diluted share for the same period ended 2002. For the nine month period, adjusted earnings, as described above, were $13.9 million or $0.28 per diluted share, compared to adjusted earnings of $848,000 or $0.02 per diluted share for the same period 2002.

The company ended the third quarter 2003 with cash and cash equivalents of $34.0 million. The company generated cash from operations of $7.4 million in the quarter, continuing the momentum of positive cash flow from operations for the last eight consecutive quarters. The company completed two all cash acquisitions during the quarter for approximately $19.0 million. The company’s balance sheet at quarter-end also showed net accounts receivable of $23.0 million and deferred revenues of $37.8 million. Days sales outstanding decreased to 51 from 56 in the prior quarter.

Third Quarter 2003 Highlights

➢	Software license revenue growth in the third quarter up over 38% including software license revenue from the recent ROI acquisition, which contributed approximately 11% of the growth

➢	Total revenues were up 19% year over year, including the contribution from the ROI Systems acquisition

➢	Eighth consecutive quarter of positive cash flow from operations – generated $7.4 million from operations this quarter

➢	Successful integration of ROI Systems

➢	Added over 700 new customers year to date including approximately 300 new name accounts and over 400 customers from the ROI Systems acquisition

➢	Selected as Award Finalist for Microsoft’s “.NET Application of the Year”

➢	Record attendance of over 1,500 at Perspectives Annual Customer Conference in Las Vegas

“We have continued our momentum throughout the year delivering solid execution and strong performance with revenue and earnings growth,” said George Klaus, chairman, president and CEO. “We are winning business from our competitors reflected by our strong license growth year over year. Our software license revenues were up over 38% year over year. Growth in license revenues included the software license contribution of approximately 11% from the newly acquired ROI Systems. Klaus added, “We have executed well on the integration of ROI Systems, achieving the forecasted level of synergies and resulting accretion. We are starting to benefit from increased traction in the marketplace of our new web services solution suite for service enterprises released in June. And, we continue to focus on the execution of our balanced profitable growth strategy positioning us for enhanced shareholder value and continued success for our customers and employees.”

The company confirms its previously stated revenue guidance of approximately $42.0 million in the fourth quarter of 2003, $0.07 GAAP earnings per diluted share and $0.13 per diluted share, adjusted earnings, as described above. Fiscal year 2003 revenues are anticipated to be $153.0 million with GAAP earnings per diluted share of $0.18 and $0.41 per diluted share, adjusted earnings, as described above.

The company will hold a conference call today at 2:00 p.m. PDT for investors and analysts. The investment community is invited to participate on the call. Please dial in to the call approximately ten minutes prior to the call. The dial in number for the conference call is 888-662-8850. A live webcast of the call will be available to all interested parties on the “Company” section under Investor Info, of the company’s website www.epicor.com. The call will be archived on the site for thirty days.

About Epicor Software Corporation

Founded in 1984, Epicor is a leading provider of integrated enterprise software solutions exclusively for midmarket companies. Epicor helps businesses around the world build eBusiness into their entire organization by integrating their systems and operations with the Internet to focus their entire enterprise on their customers. By integrating leading edge eBusiness applications with advanced front office customer relationship management (CRM) applications and proven back office ERP applications, Epicor provides midmarket companies with the complete solution they need to compete. Epicor is headquartered in Irvine, California and the main phone is (949) 585-4000. More information about Epicor, its products and services is available at www.epicor.com.

# # #

Epicor is a trademark of Epicor Software Corporation. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

The foregoing statements regarding anticipated revenue and anticipated GAAP and adjusted earnings, which are not historical fact, are “forward-looking statements” that involve risks and uncertainties and actual results may differ materially. Such risks and uncertainties include but are not limited to, the company’s success in controlling costs, achieving operating results and margins; fluctuations in demand for the company’s products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; our ability to realize the synergies and operating efficiencies anticipate from the ROI acquisition; our ability to integrate the ROI employees and retain key personnel following the acquisition and other factors discussed in the company’s Quarterly report on Form 10-Q, for the quarter ended June 30, 2003 at pages 29-36. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. The company undertakes no obligation to revise or update publicly any forward-looking statements.

This press release includes certain non-GAAP financial measures, including adjusted net income and net income per diluted share amounts, which exclude the amortization of capitalized software development costs and acquired intangible assets, stock compensation expense and restructuring charges. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$34,008	$31,313
Accounts receivable, net	23,025	22,471
Prepaid expenses and other	3,804	3,977

Total current assets	60,837	57,761
Property and equipment, net	2,796	2,972
Software development costs, net	200	1,007
Intangible assets, net	14,604	8,477
Goodwill	10,823	—
Other assets	3,285	3,051

Total assets	$92,545	$73,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,502	$3,390
Accrued expenses	22,113	24,041
Current portion of long-term debt	—	2,229
Current portion of accrued restructuring costs	3,124	964
Deferred revenue	37,823	35,815

Total current liabilities	67,562	66,439

Long-term portion of accrued restructuring costs	1,787	3,043

Stockholders’ equity:
Preferred stock	10,423	4,859
Common stock	46	44
Additional paid-in capital	251,661	246,936
Less: treasury stock at cost	(235)	(87)
Less: unamortized stock compensation expense	(6,126)	(723)
Less: notes receivable from officers for issuance of restricted stock	—	(7,796)
Accumulated other comprehensive loss	(936)	(2,305)
Accumulated deficit	(231,637)	(237,142)

Net stockholders’ equity	23,196	3,786

Total liabilities and stockholders’equity	$92,545	$73,268

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
License fees	$9,352	$6,772	$26,674	$24,428
Consulting	10,637	9,115	27,752	28,638
Maintenance	19,797	17,492	55,358	51,624
Other	550	574	1,575	2,055

Total revenues	40,336	33,953	111,359	106,745
Cost of revenues	15,349	13,868	42,220	44,007
Amortization of intangible assets and capitalized software development costs	1,986	1,786	5,215	5,342

Total cost of revenues	17,335	15,654	47,435	49,349

Gross profit	23,001	18,299	63,924	57,396
Operating expenses:
Sales and marketing	10,080	10,732	27,048	32,728
Software development	5,459	4,540	14,919	13,889
General and administrative	4,785	4,459	13,094	15,429
Stock-based compensation expense	1,125	204	2,216	638
Restructuring charges	(292)	—	937	—

Total operating expenses	21,157	19,935	58,214	62,684

Income (loss) from operations	1,844	(1,636)	5,710	(5,288)
Other income, net	112	218	245	156

Income (loss) before income taxes	1,956	(1,418)	5,955	(5,132)
Provision for income taxes	(118)	—	(208)	—

Net income (loss)	$1,838	$(1,418)	$5,747	$(5,132)

Preferred stock accretion of beneficia conversion	—	—	(241)	—

Net income (loss) applicable to common stockholders	$1,838	$(1,418)	$5,506	$(5,132)

Net income (loss) per share applicable to common stockholders:
Basic	$0.04	$(0.03)	$0.13	$(0.12)
Diluted	$0.04	$(0.03)	$0.11	$(0.12)
Weighted average common shares outstanding:
Basic	43,179	44,071	42,926	43,681
Diluted	50,748	44,071	48,936	43,681

EPICOR SOFTWARE CORPORATION

ADJUSTED EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income (loss) applicable to common stockholders	$1,838	$(1,418)	$5,506	$(5,132)

Add back:
Amortization of intangible assets and capitalized
software development costs	1,986	1,786	5,215	5,342
Stock based compensation expense	1,125	204	2,216	638
Restructuring charges	(292)	—	937	—

Adjusted earnings	$4,657	$572	$13,874	$848

Adjusted earnings per diluted share	$0.09	$0.01	$0.28	$0.02

Weighted average common shares outstanding:
Diluted	50,748	45,030	48,936	45,115